SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 20, 2008

NMS Communications Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State of Incorporation or Organization)

0-23282	04-2814586
(Commission File Number)	(I.R.S. Employer Identification No.)
100 Crossing Boulevard, Framingham, Massachusetts	01702
(Address of Principal Executive Offices)	(Zip Code)

(508) 271-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 20, 2008, NMS Communications Corporation (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the bid price of the Company’s common stock (the “Common Stock”) had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). This notification has no effect on the listing of the Common Stock at this time.   On August 21, 2008, the Company issued the press release, attached to this Current Report as Exhibit 99.1, announcing that it had received such letter.

NASDAQ stated in its letter that in accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until February 17, 2009, to regain compliance with the minimum bid price requirement. The NASDAQ letter also states that if, at any time before February 17, 2009, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the minimum bid price requirement.

If the Company does not regain compliance with the minimum bid price requirement by February 17, 2009, the NASDAQ staff will provide the Company with written notification that the Common Stock will be delisted from the NASDAQ Global Market. At that time, the Company may appeal the delisting determination to a NASDAQ Listings Qualifications Panel pursuant to applicable NASDAQ rules. Alternatively, NASDAQ Marketplace Rule 4450(i) may permit the Company to transfer the Common Stock to the NASDAQ Capital Market if the Common Stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. In the event of such a transfer, the NASDAQ Marketplace Rules provide that the Company will be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)  EXHIBITS.

Exhibit
Number	Title

99.1	Press release issued by NMS Communications Corporation on August 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMS COMMUNICATIONS CORPORATION

August 21, 2008	By:	/s/ ROBERT P. SCHECHTER
	Name:	Robert P. Schechter
	Title:	President, Chief Executive Officer and
Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by NMS Communications Corporation on August 21, 2008.